                                                      File No. 70-6971


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                        POST-EFFECTIVE AMENDMENT NO. 10

                                      to

                                   FORM U-1


                            APPLICATION/DECLARATION

                                     UNDER

                THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                        NEW ENGLAND ENERGY INCORPORATED
                               25 Research Drive
                       Westborough, Massachusetts  01582

                    (Name of company filing this statement
                  and address of principal executive offices)


                          NEW ENGLAND ELECTRIC SYSTEM

           (Name of top registered holding company in parent system)

John G. Cochrane                          Robert King Wulff
Treasurer                                 Corporation Counsel
25 Research Drive                         25 Research Drive
Westborough, MA  01582                    Westborough, MA  01582

                  (Names and Addresses of agents for service)
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PAGE 2

1.    Item 1: as set forth in Post-Effective Amendment No. 9 is
      amended by adding the following paragraph between the fifth and sixth paragraphs of Part B:
      ------------------------------------------------------------

      NEEI will enter into such agreements only with counterparties (1) whose long term debt has, at the time of the transaction, no lower than an "A" rating from Moody's Investors Service, Inc. ("Moody's"), or an equivalent rating from Standard & Poor's Corporation("S & P"); or (2) whose short term debt has, at the time of the transaction, no lower than a P1 rating from Moody's or an equivalent rating from S & P. In addition, NEEI will enter only into swap agreements which provide for the application of the law of the United Kingdom or of the state of New York to the interpretation and enforcement of the agreement.

2.    Item 6: as set forth in Post-Effective Amendment No. 9 is
      amended by adding the following new paragraph after the
      first paragraph of Item 6:
      ------------------------------------------------------------

      In addition to and as part of the quarterly filing requirements required previously in this matter, NEEI shall, in connection with any Swap Agreement or other interest rate protection mechanism, provide the following under rule 24(a):

      (1) NEEI will certify any new Swap Agreement or other type of interest rate protection mechanisms to the Commission within 10 days after the consummation of the new agreement;

      (2) NEEI will certify any adverse activity associated with these agreements and mechanisms to the Commission within 10 days after learning of such adverse activity; provided, however, that adverse activity of a de minimis nature shall not be subject to certification; and

      (3) Within forty-five days following the close of each fiscal quarter, NEEI will submit to the Commission a list of all swap and interest rate protection activity undertaken in that quarter.

3.    Item 6: as set forth in Post-Effective Amendment No. 9 is
      amended by updating the financial data schedule exhibits
      with the following financial data schedules:
      ------------------------------------------------------------

      G-1 Financial Data Schedule - NEEI
      G-2 Financial Data Schedule - NEES

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PAGE 3

                                   SIGNATURE

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned Company has duly caused this Post-Effective Amendment No. 10 (Commission File No. 70-6971) to be signed on its behalf by the undersigned officer thereunto duly authorized by such Company.

                                    NEW ENGLAND ENERGY INCORPORATED

                                        s/John G. Cochrane

                                    By _____________________________
                                       John G. Cochrane
                                       Treasurer


Dated:  December 26, 1995